Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 27, 2018, in the Registration Statement (Form F-3) and related Prospectus of Cyren Ltd. for the registration of Ordinary Shares, Subscription Rights, Warrants, Units and to the incorporation by reference therein of our report dated April 27, 2018, with respect to the consolidated financial statements of Cyren Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
September 21, 2018	A Member of Ernst & Young Global